First Federal of Northern Michigan Bancorp, Inc. Announces Adjustment to Earnings Due to Subsequent Events

ALPENA, Mich., March 21, 2011 /PRNewswire/ -- First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the "Company") adjusted its previously reported net income downward by $435,000 to a net loss of $355,000, or $0.12 per basic and diluted share, and to net income of $238,000, or $0.08 per basic and diluted share, for the quarter and year ended December 31, 2010, respectively, due to events which occurred subsequent to year-end.

The downward adjustment was due primarily to the entry into a contract to sell the Company's largest piece of commercial REO property at a price $265,000 below the previously established book value at December 31, 2010. The Company expects that the sale of this property will close during the second quarter of 2011. Additionally, the adjustment to earnings reflected the following: information obtained in February 2011 pertaining to a property in non-accrual on December 31, 2010 resulted in a $75,000 addition to the provision for loan losses; a receivable recorded at December 31, 2010 was deemed to be uncollectible which required a charge to income of $45,000; and attorney fees were determined to be under-accrued by $50,000 as of December 31, 2010.

Michael W. Mahler, President and Chief Executive Officer of the Company, commented, "We are, of course, pleased to have a purchase agreement in place on our largest piece of commercial REO property. Charging down this property and the non-accrual loan to their revised net realizable values at December 31, 2010 improves our Texas ratio from the previously reported 40.17% to 39.66%. The sale of this property in 2011 will further reduce our Texas Ratio to approximately 35.30%, all else remaining equal."

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain "forward-looking statements." The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACT: Amy E. Essex, Chief Financial Officer, Treasurer & Corporate Secretary, First Federal of Northern Michigan Bancorp, Inc., +1-989-356-9041